Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 15th day of August, 2012 (the “Effective Date”) by and between ROBERT T. SARISKY (the “Employee”) and FORMA THERAPEUTICS, INC., a Delaware corporation duly organized under law and having a usual place of business at 500 Arsenal Street, Suite 100, Watertown, MA 02472 (the “Company”).

RECITALS

The Company is engaged in the business of researching, discovering, developing and commercializing therapeutic agents through the use of novel chemistry (the “Business”).

The Company desires to employ the Employee as Chief Business Officer in the Business Development Group and the Employee desires to be so employed by the Company, on the terms and conditions set forth herein.

The Company desires to bind the Employee to certain restrictive covenants, and Employee agrees to be so bound on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants and agreements herein contained, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the parties hereto agree as follows:

1. Term of Employment. Subject to the terms hereof, the Employee’s employment hereunder shall commence on August 15, 2012 (the “Commencement Date”) and shall be at-will; meaning that either party may terminate this Agreement at any time upon ten (10) days prior written notice to the other, and upon the expiration of the aforesaid ten (10) day period, this Agreement shall terminate and thereafter be null and void and without further force or effect except for those provisions which by their terms survive. The term of the Employee’s employment under this Agreement is hereafter referred to as the “Employment Term”.

2. Employment Duties. During the Employment Term, the Employee shall serve as Chief Business Officer in the Business Development Group, subject to the terms and conditions of this Agreement, and shall report to and take direction from the President or his designee. The Employee agrees that he will faithfully and diligently perform the services and assume such duties and responsibilities as are assigned to him by the President or his designee and that he will carry out and perform the duties and responsibilities customarily associated with said position and office.

The Employee shall devote his best efforts and full business time and attention to the business and affairs of the Company and the performance of his duties hereunder. The Employee shall initially be located in eastern Massachusetts and shall travel to the Company’s other offices as needed and requested. The Employee represents and warrants to the Company that: (i) he is under no contractual or other restrictions or obligations which are inconsistent with the terms and conditions of this Agreement or which will interfere with the performance of his duties hereunder nor does the Employee have any obligations of confidentiality to any third party; (ii) the execution and delivery of this Agreement will not violate any policies, agreements or procedures of any academic institution, corporation or other person, firm or entity for which he previously provided services or performed duties, (iii) he has not entered into any confidentiality agreement that is in conflict with this Agreement or requires the disclosure of any of the Company’s Confidential Information and (iv) that in connection with his employment, he will not use any resources belonging to any corporation, company, institution (public, private, profit or non-profit), or other third party, including, but not limited to utilities, facilities, computers, laboratories or supplies or otherwise engage the services, consult with or employee any individual not previously approved in writing by the Company.

3. Compensation.

(a) Base Salary. Subject to the provisions of this Agreement and effective as of the Commencement Date, the Company shall pay the Employee a base salary at the rate of Two Hundred Ninety Thousand ($290,000.00) Dollars calculated on an annual basis (the “Base Salary”), which shall be paid semi-monthly and in accordance with the Company’s normal payroll procedures and policies. The Base Salary shall be reviewed by the President or his designee and approved by the Board of Directors (the “Board”). All payments made to the Employee pursuant to this Agreement shall be treated as wages for withholding and employment tax purposes as provided by law, except that reimbursement of expenses will not be so treated to the extent permitted by law.

(b) Bonus. In addition to the Base Salary, the Employee may be entitled to a bonus based upon the successful completion of certain goals and objectives agreed upon by the Employee and the President and approved by the Board. These goals may relate to the achievement of corporate goals; the achievement of individual goals or a combination of the same. When the goals are agreed to, they shall be identified on Exhibit “A” and added to this Agreement. The decision of the Board as to whether or not the goals have been achieved and the amount of the bonus to be awarded, if any, shall be final and binding on the parties. A bonus, if awarded, shall not be added to the Base Salary.

4. Equity Awards and Benefits.

(a) So long as this Agreement remains in full force and effect, and subject to approval by the Board of Managers of Forma Therapeutics Holdings, LLC or an appropriate committee appointed by the Board of Managers and pursuant to a written stock award agreement (the “Award Agreement), entered into by and between the Employee and Forma Therapeutic Holdings, LLC pursuant to the Equity Plan (the “Plan’), the Employee shall be granted 288,000 shares of each of Forma Therapeutics Holdings, LLC, Common 5 Shares, Common 6 shares and Common 7 Shares (collectively, the “Award”). The terms and conditions of the Award will be as set forth in the Plan and the Award Agreement. The Employee’s Award will vest in accordance with the Company’s Award Agreement, including vesting over four (4) years with 25% vesting after the first year and the remainder vesting monthly thereafter.

(b) Benefits.

(i) The Employee shall be entitled, during the Employment Term, to receive paid medical, dental, and disability insurance if, and to the extent available and to participate in any and all employee benefit plans and programs, including, without limitation, life insurance, and 401(k) plans, as are maintained from time to time, for employees of the Company subject to plan terms and applicable Company policies. (the “Benefits”).

(ii) During the Employment Term, the Employee shall be entitled to three (3) weeks paid vacation per calendar year, to be taken at times mutually acceptable to Employee and the Company, and national and state holidays as are observed by the Company.

5. Reimbursement of Expenses. The Employee shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket business expenses, which Employee incurs in connection with performing his duties under this Agreement. The reimbursement of all such expenses shall be made in accordance with the Company’s customary practices and policies (including presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses) for reimbursement of expenses.

6. Restrictive Covenants. As partial consideration of the Company entering into this Agreement, the Employee agrees that at all times during which Employee is employed by the Company and continuing for a period of two (2) years following the expiration or termination of the Employee’s employment under this Agreement for any reason (the “Restricted Period”), the Employee shall not, directly or indirectly, without the prior written consent of the Company, any place in the world: (A) engage or participate, as an owner, partner, shareholder (except as the holder of not more than five percent (5%) of the outstanding stock of a publicly-traded company), member, employee, adviser, consultant, sales representative, officer, director, agent or otherwise, in any Competitive Business (as defined below); (B) without limiting the generality of the foregoing, solicit any customer of the Company to purchase from any source other than the Company any product or service which is distributed, sold or provided by the Company during the term of Employee’s employment or as of the date of termination or expiration of the Employee’s employment or otherwise interfere with any relationship between the Company and any customer or former customer of the Company; (C) solicit any employee, consultant or advisor to the Company to leave the employ of or cease consulting or advising for the Company or solicit or request any employee of or consultant or advisor to the Company to join the employ of, or begin consulting or advising for any individual or entity which directly or indirectly competes with the Company; (D) without limiting the generality of clause (A) above, solicit any supplier, distributor, manufacturer, licensor, or licensee of the Company to cease doing any business with, or to limit or alter its business relationship with the Company.

As used herein, a “Competitive Business” shall mean a business which is directly or indirectly competitive with the business of the Company as conducted at the time of the expiration or termination of Employee’s employment. Without limiting the generality of the foregoing sentence, the term Competitive Business shall include the Business and any other products or services of the Company and any products or services which the Company is then actively planning to market, distribute, sell, have manufactured or provide.

7. Confidential Information.

(a) Employee understands and acknowledges, that by virtue of his position with the Company he has, and will have, access to certain Confidential Information (as defined below), the disclosure or use of which would damage the Company and is or may be prohibited by applicable law.

(b) “Confidential Information” shall mean any and all information however delivered or received by the Employee, including but not limited to know-how, proprietary information, non-public information, trade secrets, disclosed to the Employee or known by Employee as a consequence of or through his employment by the Company concerning the Company. Further, Confidential Information shall include, but is not limited to, computer programs; inventions (whether patented or not), discoveries or improvements; marketing, manufacturing, or organizational research and development, or business plans; sales forecasts; manufacturing techniques; strategic plans and programs; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property.

(c) During the Employment Term and at all times thereafter, the Employee shall maintain the Confidential Information in strictest confidence and shall not, other than as required by law, without the prior written consent of the Company, use for his own benefit or that of any third party other than the Company, any Confidential Information. Notwithstanding anything to the contrary herein contained, it is agreed and understood that the Confidential Information shall not include information which, following the Employment Term: (i) is in or thereafter enters the public domain through no fault of the Employee or (ii) is obtained by Employee from a third party having the legal right to use and disclose the same.

(d) Employee recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of the Company. Accordingly, during and at all times following the Employment Term, the Employee shall not, directly or indirectly, disclose, disseminate, publish or use, or permit the disclosure, dissemination, publishing, or use, of the Confidential Information and/or any part thereof to or for himself or any other person, firm, corporation, association or any other entity for any reason or any purpose whatsoever, except as may be required in the proper discharge of Employee’s duties pursuant to the terms of this Agreement, or except as may be required by a court or law (by oral questions, interrogatories, requests for information or documents subpoena, civil investigative demand or similar process) pursuant to litigation pursued by a person or entity other than the Employee, which disclosure may be made after prior written notice to the Company given as soon as practicable following the Employee’s receipt of the request for information.

(e) The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, program listings, Confidential Information, and the like, or other written, photographic, or other tangible material containing Confidential Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company whether in the custody or possession of the Employee or not shall be returned to the Company, immediately upon the earlier of: (i) a request by the Company or (ii) termination of his employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

8. Specific Performance. Employee agrees that any violation by him of Sections 6 or 7 of this Agreement would be highly injurious to the Company and would cause irreparable harm to the Company. By reason of the foregoing, Employee consents and agrees that if he violates any provision of Sections 6 or 7 of this Agreement, the Company shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief (without the requirement of posting of a bond or other security) in order to enforce, or prevent any continuing violation of, the provisions of such Section(s). The Employee also recognizes that the territorial, time and scope limitations set forth in Sections 6 and 7, as applicable, are reasonable and are properly required and necessary for the protection of the Company and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and the Employee agree, and Employee submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect. Employee acknowledges that Sections 6 and 7 of this Agreement shall survive termination or expiration of the Employee’s employment.

9. Termination. Notwithstanding the notice provision of Article 1 hereof, Employee’s employment with the Company: (i) shall terminate upon the Employee’s resignation, death or disability and (ii) may be terminated without notice, written or otherwise, by the Board for Just Cause (as defined herein). As used in this Agreement, “Just Cause” means any of the following, as determined by the Board, in its reasonable judgment: (1) Employee’s failure or refusal to perform the duties and responsibilities as are requested of him by the Company; (2) Employee’s failure to observe any Company policy generally applicable to employees of the Company; (3) Employee’s negligence or willful misconduct in the performance of Employee’s duties; (4) Employee’s failure to comply with the Immigration Reform and Control Act or (5) the commission by Employee of any act of fraud or embezzlement against Company or the commission of any felony or act involving moral turpitude. Effective as of the termination or expiration date of the Employee’s employment hereunder for any reason, or for no reason, or in the event the Employee resigns, or his death or disability then, in any such event, the Employee shall be paid his Base Salary through the date of expiration or termination and all the rights and options granted to the Employee pursuant to Articles 3 and 4 hereof shall cease and terminate as of the date of the Employee’s termination, expiration or resignation and thereafter shall be null and void and without further force or effect.

10. Notice. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or sent by confirmed facsimile at the address indicated below:

To the Company:

FORMA THERAPEUTICS, INC.

500 Arsenal Street, Suite 100

Watertown, MA 02472

Fax: (617) 679-1977

To Employee:

ROBERT T. SARISKY

or such other address and/or to the attention of such other person as the recipient parry shall have designated by notice given in accordance with this Section 10. All notices under this Agreement shall be deemed to have been given: (a) if delivered in person or sent by confirmed facsimile then on the date delivered, (b) if by overnight courier, one (1) day following delivery to recipient, facsimile transmission or delivery to the courier (as the case may be) or (c) if mailed, three (3) business days following deposit in the U.S. mail.

11. General Provisions.

(a) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

(b) Complete Agreement. This Agreement together with the Proprietary Information and Assignment Agreement between the parties of even date, embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Success and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Employee and the Company, and their respective heirs, legal representatives, successors and assigns, including any successor to the Company by means of merger or consolidation; provided that the rights and obligations of Employee under this Agreement shall not be assignable. The Company is defined to mean an affiliate or subsidiary of the Company.

(e) Choice of Law. This Agreement shall be governed and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

(f) Consent to Jurisdiction. The parties irrevocably consent and submit to the jurisdiction of any local, state or federal court within the County of Middlesex and in The Commonwealth of Massachusetts for the enforcement of this Agreement. The parties irrevocably waive any objection he may have to venue in the defense of an inconvenient forum to the maintenance of such actions or proceedings to enforce this Agreement.

(g) Waiver. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(h) Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(i) Amendments. This Agreement shall not be amended or modified unless pursuant to an agreement in writing signed by the Company and the Employee.

(j) Survival. Notwithstanding anything to the contrary herein contained, Sections 6-8 and 11 hereof shall remain in effect following the expiration or termination of this Agreement and Employee’s employment hereunder and the rights and obligations of the parties shall survive the termination or expiration of Employee’s employment to the extent that any performance is required following termination or expiration of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have, executed this Agreement as a document, under seal, on the date first written above.

THE COMPANY:	EMPLOYEE:
FORMA THERAPEUTICS, INC.

By: /s/ Steven Tregay	/s/ Robert T. Sarisky
Steven Tregay, Ph.D., President and CEO	Robert T. Sarisky
Hereunto Duly Authorized